Exhibit 99.1

Condensed Consolidated Statements of Operations (unaudited)	Three Months Ended March 31,
(In thousands, except per share amounts)	2004	2003
Product sales	$17,372	$12,169
License and research revenues	62	14

	17,434	12,183

Operating expenses:
Cost of goods sold	2,236	3,501
Research and development	19,837	20,982
Intellectual property license expense	—	1,350
Selling, general and administrative	8,958	9,166
Restructuring charges	861	3,602

	31,892	38,601

Loss from operations before minority interest	(14,458)	(26,418)
Minority interest in net income of consolidated subsidiary	(1)	(303)

Loss from operations after minority interest	(14,459)	(26,721)
Interest income	308	776

Net loss	$(14,151)	$(25,945)

Basic and diluted net loss per share	$(0.41)	$(0.75)

Shares used to compute basic and diluted net loss per share	34,612	34,550

Condensed Consolidated Balance Sheets (unaudited)	March 31,	December 31,
(In thousands)	2004	2003
Cash and marketable securities	$164,634	$180,947
Other current assets	44,381	44,392
Property and equipment, net	64,644	61,908
Other assets	1,972	1,922

Total assets	$275,631	$289,169

Total liabilities	$33,336	$30,434
Minority interest	414	413
Total stockholders’ equity	241,881	258,322

Total liabilities and stockholders’ equity	$275,631	$289,169